  SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

February 1, 2009
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
______________________________
(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 (b)(c) On January 8, 2009, the Board of Directors of Zion Oil & Gas, Inc. ("Zion" or the "Company") appointed Ms. Sandra Green as Chief Financial Officer and Senior Vice President. Ms. Green’s appointment became effective February 1, 2009. Since July 1, 2007, Ms. Green has served as the Company’s Chief Accounting Officer. In addition, at the meeting the Board of Directors also appointed Mr. Van Brauman as Chief Legal Officer and Senior Vice President, effective February 1, 2009, whereupon Mr. Van Brauman resigned, effective February 1, 2009, from the position of Chief Financial Officer, a position that he has held since July 1, 2007.

Ms. Green has been employed by Zion since March 2005, where she has served as the Company’s Director of Planning, a position which she has held through June 2007. Effective July 1, 2007, she was appointed as the Company’s Chief Accounting Officer. Prior to her joining the Company, from November 1999 until March 2005, Ms. Green was the Accounting Manager for Hunt Properties, Inc., a real estate development and management company in Dallas. From 1994 to 1999, she provided accounting and auditing services for clients in North Texas and New Mexico. These clients included governments, schools, not-for-profit organizations, financial institutions, family trusts, private entrepreneurs and oil and gas companies. From 1991 - 1994, she served as Assistant to the President and then as Acting Controller with Aztec Energy Corporation (NASDAQ) and from 1989-1991 as Assistant to the President at American International Petroleum Corporation (NASDAQ). She holds a Bachelor’s Degree in Business Administration from the University of Texas at Tyler and has taken graduate classes at the University of Texas at Tyler and at Arlington. She is a Certified Public Accountant in the State of Texas.

In connection with her appointment as Chief Financial Officer and Senior Vice President, on January 12, 2009, the Company and Ms. Green entered into an employment agreement, which became effective as of February 1, 2009, pursuant to which Ms. Green will be paid an annual salary of $200,000, payable monthly; notwithstanding which, consistent with the current arrangement with Company senior officers where only up to 60% of their respective salaries are paid (up to $10,000 per month) with the remainder deferred until such time as the Company’s cash position permits payment of salary in full without interfering with Zion's ability to pursue its plan of operations.  Pursuant to the agreement Ms. Green will be paid $10,000  per month with the remaining amounts due on account of her salary to be deferred as described. Each of the senior officers has agreed to defer payment of the remainder through July 1, 2009.

The employment agreement has an initial term of one year; thereafter, the employment agreement provides that it is to be renewed automatically for additional one year periods unless either party shall advise the other 60 days before expiration of the initial or renewed term of its intention to not renew the agreement beyond its then scheduled expiration date. Ms. Green can terminate the employment agreement and the relationship thereunder at any time upon 60 days' notice. If at any time after August 1, 2009, the Company were to terminate the agreement or if the Company were to elect to not renew the agreement at the end of the term, in either case for any reason other than "Just Cause" (as defined the employment agreement), then the Company is to pay to Ms. Green the salary then payable under the agreement through the scheduled expiration of the initial or a renewal term as if the agreement had not been so terminated or not renewed as well as all bonuses and benefits earned and accrued through such date; provided that, if such termination occurs prior to August 1, 2009, then Ms. Green is to receive the deferred salary through the date of termination. Ms. Green may also terminate the employment agreement for "Good Reason" (as defined in the employment agreement), whereupon she will be entitled to the same benefits as if the Company had terminated the agreement for any reason other than Just Cause. Pursuant to the agreement, Ms. Green was awarded options to purchase 50,000 shares of the Company's common stock under the Company's 2005 Stock Option plan, of which options for 20,000 shares are to vest at the end of the initial term and options for 15,000 shares at the end of each 12 month period thereafter. The options have a per share exercise price of $7.97. The employment agreement also includes certain customary confidentiality and non-solicit provisions that prohibit the executive from soliciting the Company's employees for two years following the termination of her employment.

Item 9.01(d): Exhibits

10.1 Employment Agreement dated as of February 1, 2009 between Zion Oil & Gas, Inc. and Sandra Green

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: February 5, 2009	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer